UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

        April 14, 2009
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including zip code)

        (856) 424-6886
(Registrant's Telephone Number, including area code)

            N/A
(Former name or former address, if changed since last report)

[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Cost Associated with Exit or Disposal Activities.

On April 8, 2009, inTEST Corporation (the "Company") approved a reduction in workforce in its Temperature Management product segment of 11 employees, representing approximately 15% of the total employees in this segment. The Company will incur approximately $59,142 in total costs related to this action for one-time termination benefits. These costs will be incurred in the second and third quarters of 2009.

The Company also approved workforce reductions in its Manipulator/Docking Hardware product segment by 13 employees, which represents approximately 20% of the total employees in this segment. The Company will incur approximately $69,402 in total costs related to this action for one-time termination benefits. These costs will be incurred in the second and third quarters of 2009.

In addition, the Company approved a workforce reduction in its corporate segment by 1 employee, which represents approximately 20% of the employees in this segment. The Company will incur $6,273 in total costs related to this action for one-time termination benefits. This cost will be incurred in the second quarter of 2009.

The Company completed the communication of these actions to its employees on April 15, 2009, and expects that the completed actions in these segments and company-wide will reduce its annual operating expense structure by approximately $1.4 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Treasurer, Secretary and Chief Financial Officer

Date:   April 22, 2009